EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACT:
--------

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

       L-1 IDENTITY SOLUTIONS INCREASES ALL-CASH OFFER FOR COMNETIX SHARES

         COMNETIX BOARD UNANIMOUSLY APPROVES AMENDED AGREEMENT WITH L-1;
              COMNETIX SHAREHOLDERS SET TO VOTE ON JANUARY 19, 2007

STAMFORD, CT - JANUARY 11, 2007 - L-1 Identity Solutions, Inc. (NYSE:ID) has increased to US $1.05 per share the amount that L-1 will pay to the shareholders of ComnetiX Inc. (TSX: CXI) for all of the issued and outstanding shares of ComnetiX, for a total purchase price of approximately US $16.0 million. The previous purchase price was US$ 0.82 per share. The revised purchase price from L-1 reflects a premium of more than 100 percent over the price of ComnetiX shares prior to the initial announcement of the L-1 offer from November 2006. The Board of Directors of ComnetiX has unanimously approved the revised offer from L-1 and continues to unanimously support the L-1 transaction.

In order to give effect to the increase in the purchase price offered to ComnetiX shareholders, on January 9, 2007 L-1 and ComnetiX signed an amendment to their existing agreement, which was originally entered into on November 15, 2006. The amendment also extended the date by which the transaction must be completed to March 29, 2007, and made two other technical changes to the agreement.

Under the amended agreement, ComnetiX shareholders will receive US $1.05 per share (subject to adjustment), payable in cash for each share of ComnetiX common stock, if the arrangement is approved by ComnetiX shareholders at the annual and special meeting to be held in Toronto, Ontario on Friday, January 19, 2007 at 10:00 a.m., and if certain other conditions are met.

In the view of L-1, its all-cash transaction offers a superior, risk-free outcome for ComnetiX shareholders, when compared to a purported share-for-share tender offer for all of the common shares of ComnetiX announced by BIO-key International Inc. on December 21, 2006. To date, ComnetiX has not received any such offer from BIO-key, which trades on the Over-the-Counter Bulletin Board.

ComnetiX is a leading provider of biometric identification and authentication technologies to private and public sector companies in Canada and the United States.

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ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID) consists of, among other businesses, the historic operations of Viisage Technology, Inc. and Identix Incorporated, which merged on August 29, 2006. L-1 Identity Solutions, together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

ABOUT COMNETIX(TM) INC

ComnetiX(TM) Inc provides secure identification and authentication solutions to both the public and private sectors throughout North America. ComnetiX offers multimode biometric identification solutions for use in areas such as applicant screening, financial services, health care, transportation, airlines and airports, casinos and gaming, and energy and utilities. Clients include American Airlines, Lehman Brothers, New York City Health and Hospital Corporation, New York State Division of Criminal Justice Services, Toronto Police Service Board, Boston Police Department and the Royal Canadian Mounted Police. ComnetiX is also Canada's premier applicant fingerprinting services company, facilitating tens of thousands of criminal background checks each year through its chain of ten offices across Canada. In addition ComnetiX has established more than 40 applicant fingerprinting services locations throughout the United States.


FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the ability of L-1 to obtain requisite ComnetiX shareholder approval of L-1's proposed acquisition of ComnetiX and close the transaction on a timely basis, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.